EXHIBIT 16.1

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

April 27, 2017

Dear Sir/Madam:

We have read the statements included in the Form 8-K dated April 27, 2017, of Eye On Media Network, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained in Item 4.01 insofar as they relate to our audit for August 31, 2016 and any subsequent interim period through the date of change in auditor decision by the Board of Directors..

Very truly yours,

/s/ Stevenson & Company CPAS LLC

Stevenson & Company CPAS LLC

Tampa, Florida